Exhibit 99.1

For Immediate Release

PRESS RELEASE
	Contact:	Susan Mesco
Director, Investor Relations
908-541-8678

ENZON ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

Bridgewater, New Jersey, April 21, 2005 - Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) announced today that Kenneth J. Zuerblis, the Company’s executive vice president and chief financial officer, has elected to resign from his position effective April 21, 2005, for personal reasons. The Company will promptly begin a search for his replacement and Mr. Zuerblis will continue to serve in a consulting capacity for Enzon during the transition.

“We appreciate Ken’s many contributions during his tenure at Enzon,” said Jeffrey H. Buchalter, Enzon’s chairman and chief executive officer. “We wish him well in his future endeavors.”

During Mr. Zuerblis’ tenure Enzon has transitioned from a small royalty-based pharmaceutical company into one with significant revenues driven by five marketed products. Prior to joining Enzon, Mr. Zuerblis was employed as a senior manager by KPMG LLP, where he served in various advisory roles, including strategic business, tax, audit, and debt and equity financings.

About Enzon

Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of therapeutics to treat life-threatening diseases. The Company has developed or acquired a number of marketed products, including PEG-INTRON®, marketed by Schering-Plough, and ABELCET®, ONCASPAR®, ADAGEN®, and DEPOCYT®, marketed in North America by Enzon’s specialized sales force. Enzon’s science-driven strategy includes an extensive drug development program that leverages the Company’s macromolecular engineering technology platforms, including PEG modification and single-chain antibody (SCA®) technologies. Internal research and development efforts are complemented by strategic transactions that provide access to additional marketed products and promising clinical compounds. Enzon has several drug candidates in various stages of development, independently and with partners. Further information about Enzon can be found on the Company’s web site at www.enzon.com.

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685 Route 202/206
Phone: (908) 541-8600 Fax: (908) 575-9457
http://www.enzon.com